EXHIBIT 10.26

AGREEMENT

     This Agreement (“Agreement”) is entered into as of July 14, 2004 (“Effective Date”) by and among Stamps.com Inc. (“Stamps.com”), on the one hand, and eBay Inc. (“eBay”) and PayPal, Inc. (“PayPal”) (Stamps.com, eBay, and PayPal are referred to throughout this Agreement as “Party” or “Parties,” depending on context), on the other hand, as follows:

Agreement

     NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

     1. Payments

     (a) eBay shall pay Stamps.com (redacted) up front, designated for settlement, within four (4) business days of execution and delivery of this Agreement.

     (b) eBay shall pay Stamps.com (redacted), designated for software and patent licensing and software support.

     2. Dismissal of the Action

     Within two (2) business days after the execution and delivery of this Agreement and the payment specified in Section 1(a), above, Stamps.com shall cause to be filed with the Superior Court of the State of California, County of Los Angeles, in the action bearing Case No. BC 298001 and entitled Stamps.com Inc. v. PayPal Inc. and eBay Inc. (“Action”) a fully executed Request For Dismissal with prejudice of the entire Action, including all cross-claims.

     3. Licenses from Stamps.com

     (a) Stamps.com hereby grants eBay and PayPal a license to use, develop and launch as a product or application on the websites of www.ebay. or www.paypal.com the software that Stamps.com has already delivered to PayPal (“Software”), for a period of three years commencing on the Effective Date of this Agreement, in the discretion and option of eBay.

     (b) Stamps.com will provide support for the Software for three years commencing on the Effective Date of this Agreement.

     (c) Stamps.com hereby grants a non-exclusive, non-sublicensable, limited patent license to eBay for three years commencing from the date of the settlement and license agreement for (i) the Software and (ii) the current eBay/USPS shipping offering or a substantially similar offering (the phrase “substantially similar” shall be defined under principles of U.S. Copyright law), under United States Patents (redacted) This license shall extend to and be for the benefit of eBay’s and PayPal’s customers to the extent such customers are using eBay’s and PayPal’s websites.

     (d) Except as specified in this Section 3, no Party grants to any other Party hereto any licenses to any other intellectual property rights it now owns or hereafter may own.

     4. Releases

     Except for the rights and obligations created or preserved by this Agreement and License, Stamps.com, on the one hand, and eBay and PayPal, on the other hand, for themselves and their respective agents, employees, representatives, predecessors, successors, affiliates, parent and subsidiary entities, assigns, shareholders, officers, directors, attorneys, insurers, heirs, executors and administrators, release and forever discharge each other and their agents, employees, representatives, predecessors, successors, affiliates, parent and subsidiary entities, assigns, shareholders, officers, directors, attorneys, insurers, heirs, executors and administrators from any and all claims, rights, demands, obligations, agreements, contracts, representations, promises, liens, accounts, debts, liabilities, expenses, damages, costs, interest, attorney’s fees, judgments, orders, and causes of actions of every kind and nature, whether known or unknown, suspected or unsuspected, existing or claimed to exist, which Stamps.com, on the one hand, and eBay and PayPal, on the other hand, ever had, now have, or claim to have against the other with respect to the subject matter of the Original License Agreement or the Action, including all claims that were or could have been asserted by any party in the Action.

     All parties hereto acknowledge that they have read, considered and understand the provisions and significance of Section 1542 of the California Civil Code, which presently provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

     The parties hereto expressly waive any and all rights they have or may have under Civil Code § 1542 as now worded or hereafter amended. In connection with this waiver, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which they now know or believe to be true with respect to the claims, matters and causes of action released by this Settlement Agreement. Nevertheless, all parties intend by this Settlement Agreement to release fully, finally and forever all matters released herein. In furtherance of such intention, the releases as set forth in this Settlement Agreement shall be and remain in effect as full and complete releases of such matters released herein notwithstanding the discovery or existence of any additional or different claims or facts relevant thereto. It is expressly understood and agreed that this waiver of Civil Code §1542 and the mutual releases set forth herein are material terms of this Settlement Agreement, and were separately negotiated between the parties hereto.

     5. Confidentiality and Public Statements

     The terms of this Agreement shall be maintained in confidence, and no release of the terms of this Agreement shall be made by any Party without the prior written consent of the other Parties. However, each Party may disclose the terms of this Agreement, as necessary: (i) to satisfy SEC reporting requirements; (ii) to its outside professional representatives (accounting, legal, audit, etc.); (iii) as part of any negotiations or due diligence associated with a potential change of control or exclusive license or sale of any patents subject to this Agreement; or (iv) as required by court order or legal process, provided the disclosing Party makes reasonable efforts to obtain a protective order to maintain confidentiality and promptly provides the other Party with notice of such process or court order. The parties agree (i) to issue a mutually agreeable initial press release announcing this Agreement, attached hereto in Exhibit A, to be released on the date as set forth in Exhibit A. The Parties agree not to comment publicly, privately or confidentially concerning the terms and conditions of this Agreement beyond the content of the initial press release or any public SEC filings hereunder.

     6. No Prior Assignment

     Each of the parties hereto warrants that it has not previously assigned, transferred or granted, or purported to assign, transfer or grant, any claim, matter, or cause of action which is being released herein.

     7. No Admission of Liability

     Neither this Agreement, nor any action taken pursuant to this Agreement, shall constitute an admission of any wrongdoing, fault, violation of law or liability of any kind on the part of any party to this Agreement, which claims and allegations are denied and contested. Neither this Agreement, nor any action taken pursuant to this Agreement, shall be interpreted to constitute any measure of a reasonable patent royalty rate or that any patent license is required or necessary. The Agreement has been jointly negotiated and drafted and the parties hereto each shall be deemed to have participated equally in the drafting of this Agreement. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties hereto. Wherever possible, each word, phrase and provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any word, phrase or provision of this Agreement shall be held or deemed to be invalid or prohibited, such word, phrase or provision shall be ineffective to the extent of such prohibition without invalidating the remainder of the import of such word, phrase or provision or the remaining words, phrases or provisions of this Agreement.

     8. Governing Law and Enforcement

     This Agreement shall be governed and construed according to the laws of the State of California. If legal action is necessary to enforce any of its terms, such action shall be brought in a court having appropriate jurisdiction within the County of Los Angeles.

     9. Attorneys Fees and Costs to Prevailing Party

     Each party shall bear its own attorney’s fees and costs in connection with the Action and this Agreement. However, in any legal action or proceeding to enforce the terms of this Agreement or License, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees actually incurred, together with other costs relating to any such legal action or proceeding.

     10. Final Embodiment of Agreement

     This Agreement consists of a single, integrated, written contract expressing the entire agreement of the Parties with respect to its subject matter, and may only be modified or amended by a written instrument executed by the parties hereto. No agreements, representations or warranties of any kind have been made by any party hereto, except as expressly set forth herein. All prior discussions and negotiations with respect to the subject matter hereof have been and are merged and integrated into, and superseded by, this Settlement Agreement.

     11. Severability

     Each of the provisions herein constitutes a material provision of this Agreement and no one provision may be severed from any of the other provisions in the event of breach. However, if any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, it is the intent of the parties that all other provisions of this Agreement are construed to remain fully valid, enforceable, and binding on the parties.

     12. Consultation with Counsel

     The parties hereto, and each of them, represent and declare that in executing this Agreement, they relied solely upon their own judgment, belief and knowledge, and the advice and recommendation of their own independently selected counsel concerning the nature, extent and duration of their rights and claims, and they have not been influenced to any extent whatsoever in executing the Agreement by any other party hereto or by any person representing such other party.

     13. Authority to Act

     Each party signing this Agreement represents and warrants that such party has the full authority to execute, deliver and perform this Agreement. The parties hereto agree to indemnify each other and to hold the same free and harmless from any and all claims, demands, loss, damage, judgment, liability and expense, including costs and reasonable attorney’s fees, resulting from any breach of the representations or warranties contained in this paragraph.

     14. Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile may be used and shall be binding on the parties hereto.

     Wherefore, the Parties have caused this Agreement to be executed as set forth below.

DATED: July ___, 2004	PAYPAL, INC., a Delaware corporation

By:

Its:

DATED: July ___, 2004	EBAY INC. a Delaware corporation

By:

Its:

DATED: July ___, 2004	STAMPS.COM INC. a Delaware corporation

By:

Its:

EXHIBIT A

Stamps.com Contact:
Austin Rettig
(310) 581-7552
http://investor.stamps.com

Stamps.com Announces Settlement and License Agreement with eBay

SANTA MONICA, Calif., and SAN JOSE, Calif., [July 14, 2004] –Stamps.com Inc. (Nasdaq:STMP) and eBay Inc. today announced that the companies have resolved various disputes among them that led to the filing of litigation in June 2003. eBay will pay Stamps.com an undisclosed amount up front, designated for settlement. The parties also agreed to a three-year license of software and intellectual property owned by Stamps.com. Further details were not disclosed.

“We are very satisfied with the outcome in this matter,” said Ken McBride, CEO of Stamps.com. “This deal represents a terrific return to our shareholders for the large investment we have made in our technology and intellectual property.”

“We are pleased to reach a mutually beneficial arrangement with Stamps.com,” said Michael Jacobson, Senior Vice President and General Counsel of eBay.

About Stamps.com

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection. The company targets its services to small businesses, home offices, and individuals, and currently has partnerships with companies including CompUSA, Earthlink, HP, Microsoft, NCR, Office Depot and the U.S. Postal Service.

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Stamps.com Statement:

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the company’s ability to complete its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, if any. Stamps.com undertakes no obligation to release publicly any revisions to any forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.